                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

Insight Capital Partners III, LP
--------------------------------------------------------------------------------
   (Last)  (First)  (Middle)

527 Madison Avenue, 10th Floor
--------------------------------------------------------------------------------
   (Street)

New York,     NY     10022
--------------------------------------------------------------------------------
   (City)   (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

12/17/99
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

134048355
--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

C-Bridge Internet Solutions, Inc.  (CBIS)
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (Check applicable line)

   / / Form filed by One Reporting Person
   /X/ Form filed by More than One Reporting Person
--------------------------------------------------------------------------------
* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).


            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ---------------------
Common Stock                      1,440,614(1)   D              See Footnote 1 Below
-------------------------------------------------------------------------------------
Common Stock                        356,866(2)   D              See Footnote 2 Below
-------------------------------------------------------------------------------------
Common Stock                        252,520(3)   D              See Footnote 3 Below
-------------------------------------------------------------------------------------
Common Stock                         25,000(4)   D              See Footnote 4 Below
-------------------------------------------------------------------------------------
Common Stock                      2,050,000(5)   I              See Footnote 5 Below
-------------------------------------------------------------------------------------
Common Stock                      2,050,000(6)   I              See Footnote 6 Below
-------------------------------------------------------------------------------------
Common Stock                      2,050,000(7)   I              See Footnote 7 Below
-------------------------------------------------------------------------------------
Common Stock                      2,050,000(8)   I              See Footnote 8 Below
-------------------------------------------------------------------------------------
Common Stock                      2,050,000(9)   I              See Footnote 9 Below
-------------------------------------------------------------------------------------
Common Stock                      2,062,500(10)  I              See Footnote 10 Below
-------------------------------------------------------------------------------------
Common Stock                      2,062,500(11)  I              See Footnote 11 Below
-------------------------------------------------------------------------------------

                                                                          (Over)
                                                                 SEC 1473 (7-97)

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------




Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Insight Capital Partners III, LP
By: Insight Venture Associates III, LLC, its
general partner



By: /s/ Jeffrey Horing
---------------------------------------   ------------------------
Name: Jeffrey Horing                      Date: September 21, 2000
Title: Managing Member, InSight Venture
Associates III, LLC


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                    Page 2 of 13
                                                                 SEC 1473 (7-97)

(1)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III, LP.

(2)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners (Cayman) III, LP, all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners (Cayman) III, LP.

(3)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III - Co-Investors, LP, all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III - Co-Investors, LP.

(4)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Venture Management, Inc. The officers and directors of Insight Venture Management, Inc. are Jeffrey Horing, President and Director, and Jerry Murdock, Vice President and Director, each of whom are also the sole stockholders of Insight Venture Management, Inc., and as such may be deemed to be beneficial owners of all shares held by Insight Venture Management, Inc. Each of Jeffrey Horing and Jerry Murdock disclaim beneficial ownership of all shares held by Insight Venture Management, Inc., except for 12,500 shares, respectively, in which each of Jeffrey Horing and Jerry Murdock has a pecuniary interest. (See Footnotes 10 and 11 below).

(5)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of each of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP.

(6)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to William Doyle because William Doyle is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. William Doyle disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(7)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to Ramanan Raghavendran because Ramanan Raghavendran is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. Ramanan Raghavendran disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(8)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to Peter Sobiloff because Peter Sobiloff is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. Peter Sobiloff disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(9)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to Roel Pieper because Roel Pieper is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. Roel Pieper disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(10)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to Jeffrey Horing because Jeffrey Horing is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. Additionally, the amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Venture Management, Inc. Jeffrey Horing, as President and Director of Insight Venture Management, Inc., and as one of two stockholders of Insight Venture Management, Inc., may be deemed to be beneficial owner of all shares held by Insight Venture Management, Inc. Jeffrey Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which consists of 12,500 shares.

(11)The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP, a portion of which is attributable to Jerry Murdock because Jerry Murdock is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, LP, Insight Capital Partners (Cayman) III, LP and Insight Capital Partners III - Co-Investors, LP. Additionally, the amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Venture Management, Inc. Jerry Murdock, as Vice President and Director of Insight Venture Management, Inc., and as one of two stockholders of Insight Venture Management, Inc., may be deemed to be beneficial owner of all shares held by Insight Venture Management, Inc. Jerry Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which consists of 12,500 shares.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                    Page 3 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Insight Capital Partners III (Cayman), LP

Address:                527 Madison Avenue, 10th Floor
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              Insight Capital Partners (Cayman) III, LP,
                        By: Insight Venture Associates III, LLC,
                        its general partner

                        By:/s/ Jeffrey Horing
                           ------------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member,
                               Insight Venture Associates III, LLC


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                    Page 4 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Insight Capital Partners III - Co-Investors, LP

Address:                527 Madison Avenue, 10th Floor
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              Insight Capital Partners III - Co-Investors, LP,
                        By: Insight Venture Associates III, LLC,
                        its general partner

                        By: /s/ Jeffrey Horing
                            -----------------------
                        Name:   Jeffrey Horing
                        Title:  Managing Member,
                                Insight Venture Associates III, LLC


                                                                    Page 5 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Insight Venture Management, Inc.

Address:                527 Madison Avenue, 10th Floor
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              Insight Venture Management, Inc.



                        By: /s/ Jeffrey Horing
                            -----------------------
                        Name:   Jeffrey Horing
                        Title:  President


                                                                    Page 6 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Insight Venture Associates III, LLC

Address:                527 Madison Avenue, 10th Floor
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              Insight Venture Associates III, LLC


                        By: /s/ Jeffrey Horing
                            -----------------------
                        Name:   Jeffrey Horing
                        Title:  Managing Member,
                                Insight Venture Associates III, LLC


                                                                    Page 7 of 13
                                                                 SEC 1473 (7-97)

                                 Joint Filer Information

Name:                   William Doyle

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              /s/ William Doyle
                        -----------------


                                                                    Page 8 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Ramanan Raghavendran

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Additional Relationship
to Issuer:              Director

Signature:              /s/ Ramanan Raghavendran
                        ------------------------


                                                                    Page 9 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Peter Sobiloff

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              /s/ Peter Sobiloff
                        ------------------


                                                                   Page 10 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Roel Pieper

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              /s/ Roel Pieper
                        ---------------

                                                                   Page 11 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Jeffrey Horing

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              /s/ Jeffrey Horing
                        ------------------


                                                                   Page 12 of 13
                                                                 SEC 1473 (7-97)

                             Joint Filer Information

Name:                   Jerry Murdock

Address:                c/o Insight Capital Partners III, LP
                        527 Madison Avenue
                        New York, NY  10022

Designated Filer:       Insight Capital Partners III, LP

Issuer & Ticker Symbol: C-Bridge Internet Solutions, Inc. (CBIS)

Date of Event:          December 17, 1999

Signature:              /s/ Jerry Murdock
                        -----------------


                                                                   Page 13 of 13
                                                                 SEC 1473 (7-97)